Exhibit 99.1

STONEPEAK TEXAS MIDSTREAM HOLDCO LLC

By: STONEPEAK ASSOCIATES LLC, its managing member
By: STONEPEAK GP HOLDINGS LP, its sole member
By: STONEPEAK GP INVESTORS LLC, its general partner
By: STONEPEAK GP INVESTORS MANAGER LLC, its managing member
By: /s/ Michael Dorrell
Name:  Michael Dorrell
Title:  Managing Member Date: 11/27/2020